[LOGO] Bristol-Myers Squibb Company

CONTACT:          MEDIA:                             INVESTORS:
                  Tracy Furey                        John Elicker
                  609-252-3208                       212-546-3775
                  tracy.furey@bms.com                john.elicker@bms.com

                                                     Susan Walser
                                                     212-546-4631
                                                     susan.walser@bms.com




                    BRISTOL-MYERS SQUIBB ANNOUNCES EXPECTED
                  INCREASES IN LEGAL RESERVES OF $400 MILLION


     NEW YORK, NEW YORK (June 28, 2004) -- Bristol-Myers Squibb Company (NYSE:
BMY) announced today that it expects to increase its reserves for liabilities related to previously disclosed legal matters by approximately $400 million. These reserve increases are expected to be reflected as pre-tax charges to the Company's earnings in the second quarter of 2004. Of the $400 million of expected increases, approximately $300 million relate to private litigation and governmental investigations related to wholesaler inventory issues and other accounting matters, increasing the reserve for those matters from $150 million to $450 million. The additional approximately $100 million of expected increases relates to product liability and other matters. The expected charges do not take into account any possible insurance recoveries.

     The expected charges for the second quarter are subject to further review in connection with the finalization of the Company's second quarter results. The Company is making this announcement today in connection with the expected effectiveness this week of its registration statements for outstanding debt securities in accordance with the terms of the Rule 144A offerings of those securities last year.




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     Eventual losses related to these matters may materially exceed the reserves, and the further impact of these matters could be material. For a discussion of the Company's legal proceedings, see Note 15--"Legal Proceedings and Contingencies" included in the Company's Quarterly Report on Form 10-Q/A for the period ended March 31, 2004. A detailed description of the private litigation and governmental investigations related to wholesaler inventory and other accounting matters and product liability matters is set forth in "Other Securities Matters" and "Product Liability Litigation", respectively, included in Note 15.

     Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

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